UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

1. Filed by the Registrant ☒

2. Filed by a Party other than the Registrant ☐

3. Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
STONELEIGH PARTNERS ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party:

(4)	Date Filed:

STONELEIGH PARTNERS ACQUISITION CORP.

20 Marshall Street, #104

Norwalk, CT 06854

Supplement to Proxy Statement - Your Vote is Very Important
Proxy Solicitor

April 30, 2009

Dear Stockholder,

On or about April 29, 2009, we mailed to you a definitive proxy statement (“Proxy Statement”) dated April 29, 2009 relating to a special meeting of stockholders of Stoneleigh Partners Acquisition Corp. (“Stoneleigh”) scheduled to be held on May 29, 2009 (the “Shareholder Meeting”) to consider a proposal to amend Stoneleigh’s amended and restated certificate of incorporation (“Extension Amendment”) to extend the date on which Stoneleigh’s corporate existence terminates from May 31, 2009 to December 31, 2009 and a proposal to allow the holders of shares of common stock issued in Stoneleigh’s initial public offering (“IPO” and such shares sold in the IPO are referred to as the “public shares”) to elect to convert their public shares into their pro rata portion of the funds held in the trust account established at the time of the IPO if the Extension Amendment is approved (the “Conversion”) as more fully described in the Proxy Statement.

This is to advise you that Stoneleigh has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies. Mackenzie will receive an engagement fee of $7,500 and reimbursable expenses in connection with the Shareholder Meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).  Stockholders may also contact MacKenzie Partners via email at proxy@mackenziepartners.com.  Additionally, you may contact our corporate secretary at (203) 663-4204.

The proxy supplement contains additional information about our proxy solicitor. We urge you to read the proxy supplement carefully and in its entirety. We also encourage you, if you have not done so already, to review the Proxy Statement.

On behalf of our board of directors, I thank you for your cooperation and continued support.

Sincerely,

/s/ Gary D. Engle

Gary D. Engle

Chairman of the Board

This proxy supplement is dated April 30, 2009 and is first being mailed to our stockholders on or about April 30, 2009.